                                                                  Exhibit (a)(4)

                            CALAMOS INVESTMENT TRUST

                               AMENDMENT NO. 3 TO
                    THE THIRD AMENDED AND RESTATED AGREEMENT
                            AND DECLARATION OF TRUST

     AMENDMENT NO. 3 to the Third Amended and Restated Agreement and Declaration of Trust, dated as of March 30, 2006, as amended (the "Declaration of Trust") of Calamos Investment Trust (the "Trust"), made as of the 1st day of September, 2006.

                                   WITNESSETH:

     WHEREAS, Article VII, Section 7.3 of the Declaration of Trust provides that the Declaration of Trust may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees;

     WHEREAS, on September 1, 2006, the Executive Committee of the Board of Trustees voted unanimously to (i) hereby ratify and confirm any and all activities, and courses of dealing heretofore undertaken, and all actions heretofore taken or acts heretofore performed, by or on behalf of the Trust; and
(ii) authorize the Secretary to execute and file this Amendment No. 3 to the Declaration of Trust (the "Amendment"), to reflect changes caused by ministerial error;

     NOW, THEREFORE, effective September 1, 2006, the Declaration of Trust is hereby amended as follows:

     I. The first paragraph of Article III, Section 3.2 of the Declaration of Trust is hereby amended to read in pertinent part as follows:

     "Section 3.2 POWERS OF TRUSTEES. Subject to the provisions of this Declaration of Trust, the business of the Trust shall be managed by the Trustees, and they shall have all powers necessary or convenient to carry out that responsibility and the purpose of the Trust. Without limiting the foregoing, the Trustees may adopt By-Laws not inconsistent with this Declaration of Trust providing for the conduct of the business and affairs of the Trust and may amend and repeal them to the extent that such By-Laws do not reserve that right to the Shareholders; they may from time to time in accordance with the provisions of Section 4.1 hereof establish Sub-Trusts, each such Sub-Trust to operate as a separate and distinct investment medium and with separately defined investment objectives and policies and distinct investment purpose; they may from time to time in accordance with the provisions of Section 4.1 hereof establish classes of Shares of any Series or Sub-Trust or divide the Shares of any Series or Sub-trust into classes; they may as they consider appropriate elect and remove officers and appoint and terminate agents and consultants and hire and terminate employees, any one or more of the foregoing of whom may be a Trustee, and may provide for the compensation of all of the foregoing; they may appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including without implied limitation an executive committee, which may, when the Trustees are not in session and subject to the 1940 Act, exercise some or all of the power and authority of the Trustees as the Trustees may determine; in accordance with Section 3.3, they may employ one or more advisers, administrators, depositories and custodians and may authorize any depository or custodian to employ sub-custodians or agents and to deposit all or any part of such assets in a system or systems for the central handling of securities and debt instruments, retain transfer, dividend, accounting or shareholder servicing agents or any of the foregoing, provide for the distribution of Shares by the Trust through one or more distributors, principal underwriters or otherwise, set record dates or times for the determination of Shareholders or various of them with respect to various matters; they may compensate or provide for the compensation of the Trustees, officers, advisers, administrators, custodians, other agents, consultants and employees of the Trust or the Trustees on such terms as they deem appropriate; and in general they may delegate to any officer of the Trust, to any committee of the Trustees and to any employee, adviser, administrator, distributor, depository, custodian, transfer and dividend disbursing agent, or any other agent or consultant of the Trust such authority, powers, functions and duties as they consider desirable or appropriate for the conduct of the business and affairs of the Trust, including without implied limitation the power and authority to act in the name of the Trust and of the Trustees, to sign documents and to act as attorney-in-fact for the Trustees."

     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned has hereto set his hand as of the day and year first above written.


                                        By: /s/ James S. Hamman, Jr.
                                            ------------------------------------
                                        Name: James S. Hamman, Jr.
                                        Title: Secretary


                                        2